             UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION                 ------------------------
        Washington, D.C. 20549                            OMB APPROVAL
                                                     ------------------------
             FORM N-17f-2                            OMB Number:    3235-0360
                                                     Expires:   June 30, 1997
Certificate of Accounting of Securities and Similar  Estimated average burden
      Investments in the Custody of                  hours per response--0.05
     Management Investment Companies                 ------------------------

  Pursuant to Rule 17f-2[17 CFR 270.17f-2]

--------------------------------------------------------------------------------
 1. Investment Company Act File Number:              Date examination completed:

     811-08942                                                 December 31, 1998
--------------------------------------------------------------------------------
 2. State Identification Number:
    --------------------------------------------------------------------------
     AL             AK           AZ          AR            CA             CO
    --------------------------------------------------------------------------
     CT             DE           DC          FL            GA             HI
    --------------------------------------------------------------------------
     ID             IL           IN          IA            KS             KY
    --------------------------------------------------------------------------
     LA             ME           MD          MA            MI             MN
    --------------------------------------------------------------------------
     MS             MO           MT          NE            NV             NH
    --------------------------------------------------------------------------
     NJ             NM           NY          NC            ND             OH
    --------------------------------------------------------------------------
     OK             OR           PA          RI            SC             SD
    --------------------------------------------------------------------------
     TN             TX           UT          VT            VA             WA
    --------------------------------------------------------------------------
     WV             WI           WY          PUERTO RICO
    --------------------------------------------------------------------------
     OTHER (specify):
    --------------------------------------------------------------------------

--------------------------------------------------------------------------------
 3. Exact name of investment company as specified in registration statement:

          First Carolina Investors, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 4. Address of principal executive office (number, street, city, state, zip code):

          1130 East Third Street, Suite 410, Charlotte, North Carolina 28204
--------------------------------------------------------------------------------

 INSTRUCTIONS

 This Form must be completed by investment companies that have custody of securities or similar investments.

 INVESTMENT COMPANY

 1.  All items must be completed by the investment company.
 2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

 ACCOUNTANT

 3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state of administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                              SEC  2198 (11-91)

[KPMG Logo]

     Suite 2800
     Two First Union Center
     Charlotte, NC  28282-8290


To the Board of Directors of
     First Carolina Investors, Inc.:

We have examined the investment accounts shown by the books and records of First Carolina Investors, Inc. as of December 31, 1998. Our examination was made without prior notice to the Company. It is understood that this report is solely for the use of management and the Securities and Exchange Commission and should not be used for any other purpose.

Securities owned as of the close of business on December 31, 1998, shown by the books and records audited by us were agreed to reports obtained from third parties that maintain records of said securities, except for securities purchased but not yet received on that date, as to which we obtained confirmation from the brokers.

Because the above procedures do not constitute an audit made in accordance with generally accepted auditing standards, we do not express an opinion on the investment accounts referred to above. In connection with the procedures referred to above, no matters came to our attention that caused us to believe that the specified accounts should be adjusted. Had we performed additional procedures or had we examined the financial statements in accordance with generally accepted auditing standards, matters might have come to our attention that would have been reported to you. This report relates only to the investments specified above and does not extend to any financial statements of First Carolina Investors, Inc., taken as a whole.


                                                                    /s/ KPMG LLP

December 31, 1998
Charlotte, North Carolina

             UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION                 ------------------------
        Washington, D.C. 20549                            OMB APPROVAL
                                                     ------------------------
             FORM N-17f-2                            OMB Number:    3235-0360
                                                     Expires:   June 30, 1997
Certificate of Accounting of Securities and Similar  Estimated average burden
      Investments in the Custody of                  hours per response--0.05
     Management Investment Companies                 ------------------------

  Pursuant to Rule 17f-2[17 CFR 270.17f-2]

--------------------------------------------------------------------------------
 1. Investment Company Act File Number:              Date examination completed:

     811-08942                                                 November 30, 1998
--------------------------------------------------------------------------------
 2. State Identification Number:
    --------------------------------------------------------------------------
     AL             AK           AZ          AR            CA             CO
    --------------------------------------------------------------------------
     CT             DE           DC          FL            GA             HI
    --------------------------------------------------------------------------
     ID             IL           IN          IA            KS             KY
    --------------------------------------------------------------------------
     LA             ME           MD          MA            MI             MN
    --------------------------------------------------------------------------
     MS             MO           MT          NE            NV             NH
    --------------------------------------------------------------------------
     NJ             NM           NY          NC            ND             OH
    --------------------------------------------------------------------------
     OK             OR           PA          RI            SC             SD
    --------------------------------------------------------------------------
     TN             TX           UT          VT            VA             WA
    --------------------------------------------------------------------------
     WV             WI           WY          PUERTO RICO
    --------------------------------------------------------------------------
     OTHER (specify):
    --------------------------------------------------------------------------

--------------------------------------------------------------------------------
 3. Exact name of investment company as specified in registration statement:

          First Carolina Investors, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 4. Address of principal executive office (number, street, city, state, zip code):

          1130 East Third Street, Suite 410, Charlotte, North Carolina 28204
--------------------------------------------------------------------------------

 INSTRUCTIONS

 This Form must be completed by investment companies that have custody of securities or similar investments.

 INVESTMENT COMPANY

 1.  All items must be completed by the investment company.
 2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

 ACCOUNTANT

 3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state of administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                              SEC  2198 (11-91)

[KPMG Logo]

     Suite 2800
     Two First Union Center
     Charlotte, NC  28282-8290


To the Board of Directors of
     First Carolina Investors, Inc.:

We have examined the investment accounts shown by the books and records of First Carolina Investors, Inc. as of November 30, 1998. Our examination was made without prior notice to the Company. It is understood that this report is solely for the use of management and the Securities and Exchange Commission and should not be used for any other purpose.

Securities owned as of the close of business on November 30, 1998, shown by the books and records audited by us were agreed to reports obtained from third parties that maintain records of said securities, except for securities purchased but not yet received on that date, as to which we obtained confirmation from the brokers.

Because the above procedures do not constitute an audit made in accordance with generally accepted auditing standards, we do not express an opinion on the investment accounts referred to above. In connection with the procedures referred to above, no matters came to our attention that caused us to believe that the specified accounts should be adjusted. Had we performed additional procedures or had we examined the financial statements in accordance with generally accepted auditing standards, matters might have come to our attention that would have been reported to you. This report relates only to the investments specified above and does not extend to any financial statements of First Carolina Investors, Inc., taken as a whole.


                                                                    /s/ KPMG LLP

November 30, 1998
Charlotte, North Carolina

             UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION                 ------------------------
        Washington, D.C. 20549                            OMB APPROVAL
                                                     ------------------------
             FORM N-17f-2                            OMB Number:    3235-0360
                                                     Expires:   June 30, 1997
Certificate of Accounting of Securities and Similar  Estimated average burden
      Investments in the Custody of                  hours per response--0.05
     Management Investment Companies                 ------------------------

  Pursuant to Rule 17f-2[17 CFR 270.17f-2]

--------------------------------------------------------------------------------
 1. Investment Company Act File Number:              Date examination completed:

     811-08942                                                 October 31, 1998
--------------------------------------------------------------------------------
 2. State Identification Number:
    --------------------------------------------------------------------------
     AL             AK           AZ          AR            CA             CO
    --------------------------------------------------------------------------
     CT             DE           DC          FL            GA             HI
    --------------------------------------------------------------------------
     ID             IL           IN          IA            KS             KY
    --------------------------------------------------------------------------
     LA             ME           MD          MA            MI             MN
    --------------------------------------------------------------------------
     MS             MO           MT          NE            NV             NH
    --------------------------------------------------------------------------
     NJ             NM           NY          NC            ND             OH
    --------------------------------------------------------------------------
     OK             OR           PA          RI            SC             SD
    --------------------------------------------------------------------------
     TN             TX           UT          VT            VA             WA
    --------------------------------------------------------------------------
     WV             WI           WY          PUERTO RICO
    --------------------------------------------------------------------------
     OTHER (specify):
    --------------------------------------------------------------------------

--------------------------------------------------------------------------------
 3. Exact name of investment company as specified in registration statement:

          First Carolina Investors, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
 4. Address of principal executive office (number, street, city, state, zip code):

          1130 East Third Street, Suite 410, Charlotte, North Carolina 28204
--------------------------------------------------------------------------------

 INSTRUCTIONS

 This Form must be completed by investment companies that have custody of securities or similar investments.

 INVESTMENT COMPANY

 1.  All items must be completed by the investment company.
 2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

 ACCOUNTANT

 3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state of administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                              SEC  2198 (11-91)

[KPMG Logo]

     Suite 2800
     Two First Union Center
     Charlotte, NC  28282-8290


To the Board of Directors of
     First Carolina Investors, Inc.:

We have examined the investment accounts shown by the books and records of First Carolina Investors, Inc. as of October 31, 1998. Our examination was made without prior notice to the Company. It is understood that this report is solely for the use of management and the Securities and Exchange Commission and should not be used for any other purpose.

Securities owned as of the close of business on October 31, 1998, shown by the books and records audited by us were agreed to reports obtained from third parties that maintain records of said securities, except for securities purchased but not yet received on that date, as to which we obtained confirmation from the brokers.

Because the above procedures do not constitute an audit made in accordance with generally accepted auditing standards, we do not express an opinion on the investment accounts referred to above. In connection with the procedures referred to above, no matters came to our attention that caused us to believe that the specified accounts should be adjusted. Had we performed additional procedures or had we examined the financial statements in accordance with generally accepted auditing standards, matters might have come to our attention that would have been reported to you. This report relates only to the investments specified above and does not extend to any financial statements of First Carolina Investors, Inc., taken as a whole.


                                                                    /s/ KPMG LLP

October 31, 1998
Charlotte, North Carolina